UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2026

SPRINGBIG HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40049	88-2789488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

621 NW 53rd Street, Ste. 340

Boca Raton, Florida, 33487

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (800) 772-9172

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on (s which registered)
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 13, 2026, SpringBig Holdings, Inc. (the “Company”) entered into a Reorganization Agreement (the “Reorganization Agreement”) by and among the Company, SpringBig, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, Shalcor Management Inc., in its capacity as collateral agent and administrative agent for the purchasers under the Company’s Note Purchase Agreement dated January 22, 2024 (the “Agent”), Lightbank II, L.P., and LS Round II, LLC (the “Transferee”).

Pursuant to the Reorganization Agreement, the Agent, acting on behalf of the secured lenders, elected to effect a transfer of the collateral securing the Company’s obligations to its secured lenders under the Company’s outstanding Senior Secured Convertible Promissory Note and Senior Secured Term Promissory Note (collectively, the “Notes”) pursuant to Section 272(b) of the Delaware General Corporation Law (the “Reorganization Transaction”). The collateral transferred included all issued and outstanding equity interests in SpringBig, Inc., the subsidiary through which the Company conducted its business operations. As a result of the Reorganization Transaction, the Company has been fully released from all of its obligations under the Notes (approximately $12.5 million of principal and accrued interest) and with respect to the noteholders, and substantially all of the Company’s assets are now owned and controlled by the Transferee.

Following the consummation of the Reorganization Transaction, the Company intends to pursue a strategic business combination. As described in Item 5.02 below, the Company has appointed a new Chief Executive Officer to lead the effort to identify and consummate a strategic transaction. If the Company is unable to consummate such a transaction, however, the Company will likely wind down its affairs and dissolve.

The foregoing description of the Reorganization Agreement and Reorganization Transaction does not purport to be complete and is qualified in its entirety by reference to the full text of the Reorganization Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

(d) Appointment of Director

On July 10, 2026, the Board of Directors (the “Board”) of the Company appointed Andrew Jay Glashow to fill a vacancy on the Board, effective immediately. Pursuant to the Company’s bylaws, the Board is divided into three classes, and Mr. Glashow will serve as the Company’s Class I director, with a term expiring at the next annual meeting of stockholders at which Class I directors are to be elected.

(c) Appointment of Chief Executive Officer

On July 10, 2026, the Board appointed Mr. Glashow, age 63, as Chief Executive Officer of the Company, effective immediately. Mr. Glashow qualifies as an “audit committee financial expert” and has 25 years of experience in the capital markets and in all phases of business start-up and growth, including feasibility studies, business plans, equity and debt funding, private placements, reverse mergers, and IPOs. Since March 2024, Mr. Glashow has served as a director and chair of the audit committee of Leef Brands, Inc. Since August 2025, Mr. Glashow has served as an advisor to vSee Health, Inc. (NASDAQ: VSEE) and since April 2026, Mr. Glashow has served as an advisor to OKMIN Resources Inc. From July 2017 to August 2025, Mr. Glashow served as Chief Executive Officer of CLS Holdings, Inc. (formerly OTCQB: CLSH).

(e) Compensatory Arrangements

Mr. Glashow will receive an annual base salary of $125,000, payable as follows: $10,000 upon appointment as Chief Executive Officer, and $2,500 per month thereafter, with the balance payable in arrears no later than the first anniversary of his appointment as Chief Executive Officer. Mr. Glashow will also be entitled to receive a performance bonus in the event that the company consummates a strategic transaction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Reorganization Agreement, dated July 13, 2026, by and among SpringBig Holdings, Inc., SpringBig, Inc., Shalcor Management Inc., Lightbank II, L.P., and LS Round II, LLC
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRINGBIG HOLDINGS, INC.

July 16, 2026	By:	/s/ Andrew Glashow
		Name:	Andrew Glashow
		Title:	Chief Executive Officer

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